Exhibit 16.1

Assentsure PAC UEN – 201816648N 180B Bencoolen Street 03-01 The Bencoolen Singapore 189648 http://www.assentsure.com.sg

April 25, 2026

United States Securities and Exchange Commission
100 F Street, N.E.

Washington, D.C. 20549

Re:	Top Wealth Group Holding Limited

Commissioners:

We have read the Form 6-K of Top Wealth Group Holding Limited to be filed with the Securities and Exchange Commission on or about April 25, 2026. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ Assentsure PAC

Singapore